EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
MB Financial, Inc.

We consent to incorporation by reference in the registration statements on Form S-3 (no. 333-156332) and Form S-8 (nos. 333-105872, 333-64584, 333-81802, 333-97857, 333-120270 and 333-136997) of MB Financial, Inc. of our reports dated February 26, 2009, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of MB Financial, Inc. for the year ended December 31, 2008.
Schaumburg, Illinois
February 26, 2009